Exhibit (a)(6)

GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION

NUMBER ON SUBSTITUTE FORM W-9

Guidelines for Determining the Proper Taxpayer Identification Number to Give the Payer. Social Security Numbers have nine digits separated by two hyphens: i.e., 000-00-0000. Employer Identification Numbers have nine digits separated by only one hyphen: i.e., 00-0000000. The table below will help determine the number to give the Payer.

For this type of account:	Give the SOCIAL SECURITY NUMBER of:
1. Individual	The individual

2. Two or more individuals (joint account)	The actual owner of the account or, if combined funds, the first individual on the account(1)

3. Custodian account of a minor (Uniform Gift to Minors Act)	The minor(2)

4. a. The usual revocable savings trust (grantor is also trustee)	The grantor-trustee(1)
b. So-called trust account that is not a legal or valid trust under state law	The actual owner(1)

5. Sole proprietorship or single-member LLC owned by an individual	The owner(3)

For this type of account:	Give the EMPLOYER IDENTIFICATION NUMBER of:
6. Single-member LLC not owned by an individual	The owner

7. A valid trust, estate, or pension trust	The legal entity(4)

8. Corporate or LLC electing corporate status on Form 8832	The corporation

9. Partnership or multi-member LLC	The partnership

10. Association, club, religious, charitable, educational or other tax-exempt organization	The organization

11. A broker or registered nominee	The broker or nominee

12. Account with the Department of Agriculture in the name of a public entity (such as a state or local government, school district, or prison) that receives agricultural program payments	The public entity

(1)	List first and circle the name of the person whose number you furnish. If only one person on a joint account has a Social Security Number, that person’s Social Security Number must be furnished.
(2)	Circle the minor’s name and furnish the minor’s Social Security Number.
(3)	You must show your individual name, but you may also enter your business or “doing business as” name. You may use either your Social Security Number or Employer Identification Number (if you have one).
(4)	List first and circle the name of the legal trust, estate or pension trust. (Do not furnish the identifying number of the personal representative or trustee unless the legal entity itself is not designated in the account title.)

NOTE:	If no name is circled when there is more than one name listed, the number will be considered to be that of the first name listed.

GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON SUBSTITUTE FORM W-9

Obtaining a Number

If you do not have a taxpayer identification number or you do not know your number, obtain Form SS-5, Application for a Social Security Number Card, or Form SS-4, Application for Employer Identification Number, at the local office of the Social Security Administration or the Internal Revenue Service (the “IRS”) and apply for a number. All “Section” references are to the Internal Revenue Code of 1986, as amended.

Payees Exempt from Backup Withholding

Payees exempt from backup withholding include:

(1)	An organization exempt from tax under Section 501(a), an individual retirement plan, or a custodial account under Section 403(b)(7) if the account satisfies the requirements of Section 401(f)(2).

(2)	The United States or any of its agencies or instrumentalities.

(3)	A state, the District of Columbia, a possession of the United States, or any of their political subdivisions or instrumentalities.

(4)	A foreign government or any of its political subdivisions, agencies, or instrumentalities.

(5)	An international organization or any of its agencies or instrumentalities.

Payees that may be exempt from backup withholding include:

(6)	A corporation.

(7)	A foreign central bank of issue.

(8)	A dealer in securities or commodities required to register in the United States, the District of Columbia, or a possession of the United States.

(9)	A futures commission merchant registered with the Commodity Futures Trading Commission.

(10)	A real estate investment trust.

(11)	An entity registered at all times during the tax year under the Investment Company Act of 1940.

(12)	A common trust fund operated by a bank under Section 584(a).

(13)	A financial institution.

(14)	A middleman known in the investment community as a nominee or custodian.

(15)	A trust exempt from tax under Section 664 or described in Section 4947.

The chart below shows the types of payments that may be exempt from backup withholding. The chart applies to the exempt payees listed above, (1) through (15).

IF the payment is for . . .	THEN the payment is exempt for . . ..
Interest and dividend payments	All exempt payees except for (9)
Broker transactions	Exempt payees (1) through (13). Also, a person registered under the Investment Advisers Act of 1940 who regularly acts as a broker
Barter exchange transactions and patronage dividends	Exempt payees (1) through (5)
Payments over $600 required to be reported and direct sales over $5,000(1)	Generally, exempt payees (1) through (7)(2)

(1)	See Form 1099-MISC, Miscellaneous Income, and its instructions.
(2)	However, the following payments made to a corporation (including gross proceeds paid to an attorney under Section 6045(f), even if the attorney is a corporation) and reportable on Form 1099-MISC are not exempt from backup withholding: medical and health care payments, attorneys’ fees and payments for services paid by a federal executive agency.

U.S. exempt payees should file Substitute Form W-9 to avoid possible erroneous backup withholding. Furnish your taxpayer identification number, check the appropriate box for your status, check the “Exempt Payee” box in Part 4, sign and date the form and return it to the payer. Foreign payees who are not subject to backup withholding should complete the applicable Form W-8 and return it to the payer.

Privacy Act Notice.

Section 6109 requires you to provide your correct taxpayer identification number to persons who must file information returns with the IRS to report interest, dividends and certain other income paid to you. The IRS uses the numbers for identification purposes and to help verify the accuracy of your tax return. The IRS also may provide this information to the Department of Justice for civil and criminal litigation, and to cities, states, the District of Columbia and U.S. possessions to carry out their tax laws. The IRS also may disclose this information to other countries under a tax treaty, to federal and state agencies to enforce federal nontax criminal laws, and to federal law enforcement and intelligence agencies to combat terrorism.

You must provide your taxpayer identification number whether or not you are required to file a tax return. Payers generally must withhold a certain percentage (currently 28%) of taxable interest, dividends, and certain other payments to a payee who does not furnish a taxpayer identification number to a payer. Certain penalties also may apply.

Penalties

(1)	Penalty for Failure to Furnish Taxpayer Identification Number. If you fail to furnish your taxpayer identification number to a payer, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.

(2)	Civil Penalty for False Information with Respect to Withholding. If you make a false statement with no reasonable basis that results in no backup withholding, you are subject to a $500 penalty.

(3)	Criminal Penalty for Falsifying Information. Willfully falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.

(4)	Misuse of Taxpayer Identification Numbers. If the payer discloses or uses taxpayer identification numbers in violation of federal law, the payer may be subject to civil and criminal penalties.

FOR ADDITIONAL INFORMATION CONTACT YOUR TAX

CONSULTANT OR THE INTERNAL REVENUE SERVICE.

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